Exhibit 99.1

PLx Pharma Hires Key Commercial Executives in Preparation for Future Launch of Aspertec

Industry Veterans Will Support Manufacturing and Trade Sales

HOUSTON, TX, September 19, 2017 — PLx Pharma Inc. (NASDAQ:PLXP) (“PLx” or the “Company”), a late-stage specialty pharmaceutical company focused on commercializing two patent-protected products, Aspertec™ 325 mg and Aspertec™ 81 mg (referred to together as “Aspertec”™), today announced the appointment of Tom Long as Vice President, Manufacturing & Technical Operations, effective immediately. Mr. Long will oversee ongoing manufacturing efforts for Aspertec. Steven Valentino, will join PLx as Vice President, Trade Sales, effective October 1, 2017. He will be responsible for building retail trade accounts, developing retailer and wholesaler relationships for PLx and securing distribution and merchandising support. Concurrently Gary Mossman, Chief Operating Officer, will transition into a senior advisory role. Mr. Mossman will continue to actively advise the Company to ensure that appropriate manufacturing capacity is available for Aspertec through launch.

“Key for PLx is Tom Long’s experience in successfully manufacturing and launching OTC products with high demand and his experience with both New Drug Applications and OTC Monograph Drugs. Having his expertise on hand will strengthen and support the team as the requirements of our business expand. Steven Valentino will be instrumental in building trade sales for PLx and positioning Aspertec with retailers and wholesalers to maximize the launch potential and build retail equity. We are delighted to welcome them both to the PLx team,” stated Natasha Giordano, President and Chief Executive Officer.

“I would like to thank Gary Mossman, who has been instrumental in overseeing the strategy and execution of our manufacturing plans, for his ongoing contributions and look forward to his continued guidance,” concluded Giordano.

Most recently, Mr. Long has independently consulted in building manufacturing and technical operations for several manufacturers large and small. Mr. Long served as Senior Vice President and General Manager, Manufacturing and Operations, for Adams Respiratory Therapeutics, Inc., where he managed the overall supply of Mucinex, Mucinex DM and Mucinex D, increasing productivity and meeting quality objectives. For more than 17 years, he had various responsibilities including materials management, international manufacturing, process engineering, production planning, inventory control, materials control, quality engineering, as well as pharmaceutical manufacturing and packaging.

Mr. Valentino is a highly-credentialed executive with over 25 years of experience in the OTC and consumer healthcare space. His experience includes Rx to OTC switches, brand management, trade sales and operations and customer development across Drug, Mass Food and Specialty. He has held positions of increasing responsibility at Warner Lambert Consumer Health, Pfizer Consumer Healthcare and the Johnson & Johnson Consumer Companies. Most recently, Steven Valentino served as Vice President of Crossmark Drug, a division of Crossmark, where he was responsible for drug wholesale, dollar and retail merchandising for brand and private label products.

About Aspertec

Aspertec 325 mg is an FDA-approved aspirin product being developed to provide high-risk cardiovascular and stroke patients with more reliable and predictable antiplatelet efficacy as compared to enteric-coated aspirin, while also reducing the adverse gastric events common in an acute setting. PLx is focused on completing manufacturing scale-up and label finalization for Aspertec 325 mg aspirin dosage form and preparing an sNDA for Aspertec 81 mg maintenance dose form.

About PLx Pharma Inc.

PLx Pharma Inc. is a late-stage specialty pharmaceutical company focused on developing its clinically validated and patent-protected PLxGuard™ delivery system to provide safe and effective aspirin products. The PLxGuard delivery system works by targeting delivery of active pharmaceutical ingredients (API) to various portions of the gastrointestinal (GI) tract. PLx believes this has the potential to improve the absorption of many drugs currently on the market or in development, and to reduce acute GI side effects—including erosions, ulcers and bleeding—associated with aspirin and ibuprofen, and potentially other drugs.

To learn more about PLx Pharma Inc. and its pipeline, please visit www.plxpharma.com.

Forward-Looking Statements

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any products or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to PLx may identify forward-looking statements. PLx cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time.

Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by PLx to secure and maintain relationships with collaborators; risks relating to clinical trials; risks relating to the commercialization, if any, of PLx’s proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property and risks that PLx may lack the financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect PLx’s business, financial conditions and results of operations are contained in PLx’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. Other risks and uncertainties are more fully described in PLx’s prospectus supplement filed with the SEC on June 12, 2017, and in other filings that PLx will make going forward. The forward-looking statements represent PLx’s estimate as of the date hereof only, and PLx specifically disclaims any duty or obligation to update forward-looking statements.

Contact

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: PLx Pharma Inc.